THE MARCUS CORPORATION REPORTS SECOND QUARTER RESULTS

Record performance of Marcus Theatres® drives 67.3% increase in net earnings

Milwaukee, Wis., Dec. 20, 2012….. The Marcus Corporation (NYSE: MCS) today reported results for the second quarter ended November 29, 2012. Increased revenues, operating income and net earnings were primarily driven by a record quarter for Marcus Theatres®.

Second Quarter Fiscal 2013 Highlights

•	Total revenues for the second quarter of fiscal 2013 were $100,633,000, an 11.7% increase from revenues of $90,069,000 for the second quarter of fiscal 2012.

•	Operating income was $9,717,000 for the second quarter of fiscal 2013, a 55.2% increase from operating income of $6,261,000 for the second quarter of fiscal 2012.

•	Net earnings were $4,724,000 for the second quarter of fiscal 2013, a 67.3% increase from net earnings of $2,824,000 for the second quarter of fiscal 2012.

•	Earnings per diluted common share were $0.17 for the second quarter of fiscal 2013, a 70.0% increase from earnings of $0.10 per diluted common share for the second quarter of fiscal 2012.

First Half Fiscal 2013 Highlights

•	Total revenues for the first half of fiscal 2013 were $218,572,000, a 2.1% increase from revenues of $213,976,000 for the same period in fiscal 2012.

•	Operating income was $30,172,000 for the first half of fiscal 2013, a 1.9% increase from operating income of $29,609,000 for the first half of fiscal 2012.

•	Net earnings were $15,403,000 for the first half of fiscal 2013, a 0.7% increase from net earnings of $15,301,000 for the same period in fiscal 2012.

•	Earnings per diluted common share were $0.54 for the first half of fiscal 2013, a 3.8% increase from earnings of $0.52 per diluted common share for the first half of fiscal 2012.

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“Our record second quarter revenues and significantly increased earnings were due primarily to a strong film slate for Marcus Theatres. While revenues for Marcus Hotels & Resorts increased for the quarter, operating income was impacted by the recent settlement of some of the ongoing litigation related to the Platinum Hotel & Spa in Las Vegas, Nev. Excluding the settlement, operating income for Marcus Hotels would have been up nearly 10% in the second quarter,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Marcus Theatres®

“Marcus Theatres achieved a 21.7% increase in revenues and an 87.9% increase in operating income in the second quarter. This record performance illustrates the impact a steady line-up of good films can have on our results,” said Marcus.

“The top performing pictures for the second quarter of fiscal 2013 were The Twilight Saga: Breaking Dawn – Part 2, Skyfall, Wreck-It Ralph (3D), Taken 2 and Hotel Transylvania (3D). A number of other films also performed well during the quarter, rounding out a solid film slate that appealed to a wide variety of audiences,” said Bruce J. Olson, senior vice president of The Marcus Corporation and president of Marcus Theatres.

“The traditionally popular holiday season kicked off this past weekend with the strong opening of The Hobbit: An Unexpected Journey. Other highly anticipated films opening prior to the end of the year include Jack Reacher, This Is 40, Django Unchained, Les Misérables and Parental Guidance, with films such as Zero Dark Thirty and Gangster Squad opening in January,” said Olson. He noted that Marcus Theatres is the only exhibitor in Wisconsin showing The Hobbit in advanced 48-frames-per-second High Frame Rate (HFR) 3D at select locations.

Marcus® Hotels & Resorts

“Second quarter revenues for Marcus Hotels & Resorts increased 3.4%. Revenue per available room (RevPAR) for comparable hotels was up 0.8% in the second quarter and 2.3% for the first half of the fiscal year. The RevPAR improvement was due in large part to increases in the average daily rate,” said Marcus. He added that settlement costs relating to some of the ongoing litigation involving the Platinum Hotel & Spa were approximately $750,000 in the second quarter.

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“We continued to move forward with our growth strategies for Marcus Hotels, adding two properties to our portfolio during the second quarter. We are the majority owner and manager of the Cornhusker Hotel in Lincoln, Neb., which was recently re-affiliated with Marriott International. We are also the manager and a minority owner of the Westin Atlanta Perimeter North hotel in suburban Atlanta. Both transactions were sourced by MCS Capital, our hotel investment business, and are joint ventures with some of the leading hotel investment groups in the country,” said Marcus. “Major renovations at both properties will utilize our well-established expertise in restoring distinctive hotels.”

“Our two newest hotels are excellent additions to our portfolio. We continue to actively pursue other potential management contracts and growth opportunities as an investment fund sponsor, joint venture partner or sole investor,” added Marcus.

Summary

“On December 6, 2012, we announced a special cash dividend of $1.00 per common share and accelerated the February and May 2013 cash dividend payments due to potential changes in the tax law. The special cash dividend reflects our commitment to returning capital to our shareholders, as well as our strong balance sheet and cash flow. In addition to the special cash dividend and our regular quarterly dividend payments, we also repurchased 1.6 million shares of our common stock during the second quarter. We believe that when timing and market conditions are appropriate, we are able to repurchase shares to enhance shareholder value, while at the same time continuing to invest in our businesses to facilitate our growth,” said Marcus.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, December 20, 2012, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the second quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site:

www.marcuscorp.com, or by dialing 1-617-213-8051 and entering the passcode 89171463. Listeners should dial in to the call at least 5 - 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, December 27, 2012 by dialing 1-888-286-8010 and entering the passcode 51448704. The Webcast of the conference call will be archived on the company’s Web site until its next earnings release.

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About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 687 screens at 55 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 20 hotels, resorts and other properties in 11 states. For more information, please visit the company’s web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or incidents such as the recent tragedy in a movie theatre in Colorado. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	November 29,	November 24,	November 29,	November 24,
	2012	2011	2012	2011

Revenues:
Theatre admissions	$30,660	$25,339	$69,138	$69,513
Rooms	26,580	25,401	56,544	54,319
Theatre concessions	16,542	13,243	37,521	36,112
Food and beverage	14,890	14,650	29,659	29,346
Other revenues	11,961	11,436	25,710	24,686
Total revenues	100,633	90,069	218,572	213,976

Costs and expenses:
Theatre operations	25,698	22,438	58,264	58,639
Rooms	9,290	8,994	19,147	18,405
Theatre concessions	4,403	3,552	9,960	9,089
Food and beverage	10,556	10,323	21,285	20,788
Advertising and marketing	6,102	5,792	12,507	11,647
Administrative	12,301	10,741	23,063	21,556
Depreciation and amortization	8,586	8,910	16,899	17,830
Rent	2,118	2,008	4,231	4,131
Property taxes	3,520	3,528	7,155	6,756
Other operating expenses	7,925	7,522	15,472	15,526
Impairment charge	417	-	417	-
Total costs and expenses	90,916	83,808	188,400	184,367

Operating income	9,717	6,261	30,172	29,609

Other income (expense):
Investment income	19	25	43	169
Interest expense	(2,317)	(2,300)	(4,391)	(4,651)
Gain (loss) on disposition of property, equipment and other assets	4	2	26	(179)
Equity earnings (losses) from unconsolidated joint ventures, net	17	34	(23)	(37)
	(2,277)	(2,239)	(4,345)	(4,698)

Earnings before income taxes	7,440	4,022	25,827	24,911
Income taxes	2,653	1,198	10,361	9,610
Net earnings	4,787	2,824	15,466	15,301
Net earnings attributable to noncontrolling interests	63	-	63	-
Net earnings attributable to The Marcus Corporation	$4,724	$2,824	$15,403	$15,301

Net earnings per common share attributable to The Marcus Corporation - diluted	$0.17	$0.10	$0.54	$0.52

Weighted-average shares outstanding - diluted	28,148	29,203	28,549	29,440

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THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	November 29,	May 31,
	2012	2012

Assets:

Cash and cash equivalents	$17,718	$12,402
Accounts and notes receivable	9,811	8,467
Refundable income taxes	-	2,950
Deferred income taxes	2,878	2,797
Other current assets	7,312	7,020
Property and equipment, net	635,013	614,645
Other assets	85,383	84,730

Total Assets	$758,115	$733,011

Liabilities and Shareholders' Equity:
Accounts and notes payable	$20,687	$18,945
Income taxes	1,814	-
Taxes other than income taxes	14,751	13,110
Other current liabilities	34,675	37,102
Current portion of capital lease obligation	4,353	4,189
Current maturities of long-term debt	12,168	97,918
Capital lease obligation	30,059	31,489
Long-term debt	221,364	106,276
Deferred income taxes	42,385	44,372
Deferred compensation and other	34,454	35,821
Equity	341,405	343,789

Total Liabilities and Shareholders' Equity	$758,115	$733,011

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THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended November 29, 2012
Revenues	$50,013	$50,447	$173	$100,633
Operating income (loss)	8,720	4,819	(3,822)	9,717
Depreciation and amortization	4,278	4,180	128	8,586

13 Weeks Ended November 24, 2011
Revenues	$41,091	$48,780	$198	$90,069
Operating income (loss)	4,642	5,082	(3,463)	6,261
Depreciation and amortization	4,892	3,891	127	8,910

26 Weeks Ended November 29, 2012
Revenues	$112,365	$105,886	$321	$218,572
Operating income (loss)	21,998	15,052	(6,878)	30,172
Depreciation and amortization	8,488	8,156	255	16,899

26 Weeks Ended November 24, 2011
Revenues	$110,954	$102,678	$344	$213,976
Operating income (loss)	21,525	14,369	(6,285)	29,609
Depreciation and amortization	9,742	7,833	255	17,830

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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